                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------

                      SECURED DIVERSIFIED INVESTMENT, LTD.
             (Exact Name of Registrant as Specified in Its Charter)

         NEVADA                                                 80-0068489
(State or Other Jurisdiction of                            (I.R.S. Employer No.)
Incorporation or Organization)

                               5030 Campus, Suite
                             Newport Beach, CA 92660
          (Address of Principal Executive Offices, Including Zip Code)
                              --------------------

                       2003 Employee Stock Incentive Plan
            2003 Non-Employee Director and Consultant Stock Incentive
                     Consultant Agreement with Mark Taggatz
                            (Full Title of the Plan)
                              --------------------

                         Resident Agents of Nevada, Inc.
                          711 S. Carson Street, Suite 4
                              Carson City, NV 89701
                                 (775) 882-4641
                                 --------------
           (Name, Address, and Telephone Number of Agent for Service)

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------


 TITLE OF SECURITIES TO BE   AMOUNT TO BE       PROPOSED MAXIMUM OFFERING       PROPOSED MAXIMUM           AMOUNT OF
        REGISTERED            REGISTERED           PRICE PER SHARE (1)      AGGREGATE OFFERING PRICE    REGISTRATION FEE
Common Stock (2)                    200,000                       $0.09                $   18,000               $  1.46
Common Stock (3)                 10,000,000                       $0.09                $  900,000               $ 72.81
Common Stock (4)                  5,000,000                       $0.09                $  450,000               $ 36.40
                                 ----------                                            ----------               -------
       Total                     15,200,000                                            $1,368,000               $110.67
                                 ==========                                            ==========               =======

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average high and low prices for the registrant's common stock as quoted on the over-the-counter bulletin board on December 3, 2003.
(2) Represents shares of Common Stock issued to Mark Taggatz pursuant to a consulting agreement.
(3) Represents shares of Common Stock available for issuance pursuant to awards granted or to be granted pursuant to the 2003 Employee Stock Incentive Plan.
(4) Represents shares of Common Stock available for issuance pursuant to awards granted or to be granted pursuant to the 2003 Non-Employee Director and Consultant Stock Incentive Plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement under the rules of the Securities Act and the note to Part I of the Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

                  a. Our Transition Annual Report on Form 10-KT for the transition period ended December 31, 2002, filed on April 15, 2003.

                  b. Our Annual Report on Form 10-KSB for the fiscal year ended October 31, 2002, filed on February 13, 2003.

                  c.       Our Current Report on Form 8-K filed on May 14, 2003.

                  d. Our Quarterly Reports on Form 10-QSB for the fiscal quarter ended March 31, 2003, filed on June 23, 2003, for the quarter ended June 30, 2003, filed on September 12, 2003 and for the quarter ended September 30, 2003 filed on November 20, 2003.

                  e. All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

                  f. A description of our common stock contained in our Form 10SB filed May 18, 2000, including any amendment or report filed for the purpose of updating this description.

         Certain reports filed in calendar year 2002 and before were filed under our previous name "Book Corporation of America, Inc."

         You may request a copy of these filings at no cost by writing or telephoning us at the following address: Secured Diversified Investment, Ltd., 5030 Campus Drive, Suite 100, Newport Beach, California 92660.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under Nevada law, a corporation may indemnify its officers, directors, employees and agents under certain circumstances, including indemnification of such person against liability under the Securities Act of 1933. A true and correct copy of Section 78.7502 of Nevada Revised Statutes that addresses indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.

         In addition, Section 78.138 of the Nevada Revised Statutes and the Company's Articles of Incorporation and Bylaws provide that a director or officer of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages due to any act or failure to act in his capacity as an officer or director unless it is proven that: (a) his act or failure to act constituted a breach of fiduciary duty as a director or officer or (b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

         The effect of these provisions may be to eliminate the rights of secured Diversified Investment, Ltd. and its stockholders (through stockholders' derivative suit on behalf of Secured Diversified Investment, Ltd.) to recover monetary damages against a director or officer for certain actions or failures to act except in the situations described in clauses (a) - (b) of the preceding paragraph.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS

Exhibit  No.       Description
-----------        -----------

Exhibit 4.1       2003 Employee Stock Incentive Plan

Exhibit 4.2       2003 Non-Employee Director and Consultant Stock Incentive Plan

Exhibit 4.3 Investor & Public Relations Consulting Agreement with Wall Street Marketing Group/Mark Taggatz.

Exhibit 5.1       Opinion of Christopher A. Wilson, Esq.

Exhibit 23.1 Consent of Christopher A. Wilson, Esq. [Incorporated in opinion in Exhibit 5.1].

Exhibit 23.2      Consent of Bierwolf, Nilson & Associates.

Exhibit 99        Section 78.7502 of Nevada Revised Statutes.

ITEM 9. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on a Form S-3, Form S-8, or Form F-3, and the information required [or] to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Issuer certifies that it has reasonable grounds to believe that is meets all of the requirements for filing of this S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on December 5, 2003.


         SECURED DIVERSIFIED INVESTMENT, LTD.

                  /s/ CLIFFORD L. STRAND
                  -------------------------------
                  Chief Executive Officer, President and Chairman
                  of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:


                 NAME                                     TITLE                                     DATE

/S/CLIFFORD L. STRAND                   Chief Executive Officer, President and                December 5, 2003
--------------------------------------- Chairman of the Board
Clifford L. Strand

/S/ MUNIT JOHAL                         Chief Financial Officer                               December 5, 2003
---------------------------------------
Munjit Johal

/S/WILLIAM S. BIDDLE                    Executive Vice President and Director                 December 5, 2003
---------------------------------------
William S. Biddle

                                        Director                                              December _, 2003
---------------------------------------
Sumyie Onodera-Leonard

/S/WAYNE SUTTERFIELD                    Director                                              December 5, 2003
---------------------------------------
Wayne Sutterfield

/S/JAY KISTER                           Director                                              December 5, 2003
---------------------------------------
Jay Kister

/S/PAMELA PADGETT                       Director                                              December 5, 2003
---------------------------------------
Pamela Padgett


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